UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2013

MKS Instruments, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Tech Drive, Suite 201, Andover, MA	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 645-5500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 22, 2013, Leo Berlinghieri, the Chief Executive Officer of MKS Instruments, Inc. (the “Company”), agreed to retire as Chief Executive Officer and as a member of the board of directors of the Company effective as of the close of business on December 30, 2013.

(c) On October 22, 2013, the Board of Directors of the Company appointed Gerald G. Colella, the Company’s President and Chief Operating Officer, to be President and Chief Executive Officer of the Company, effective as of January 1, 2014. Information relating to Mr. Colella required by Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K was included in the Company’s proxy statement filed with the Commission on March 14, 2013, and is hereby incorporated by reference. A description of the material terms of the employment agreement with Mr. Colella is provided at Item 5.02(e) below.

(d) On October 22, 2013, the Board of Directors of the Company appointed Gerald G. Colella as a Class I director of the Company, effective January 1, 2014, thereby filling the vacancy on the Board of Directors left by Mr. Berlinghieri’s retirement. Mr. Colella is not expected to serve on any committees of the Board. Information relating to Mr. Colella required by Item 404(a) of Regulation S-K was included in the Company’s proxy statement filed with the Commission on March 14, 2013, and is incorporated herein by reference.

The press release issued by the Company on October 23, 2013 announcing these management changes is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(e) In connection with the organizational changes described above, the Company entered into the following agreements:

1. Separation Agreement with Leo Berlinghieri.

The Company entered into a separation agreement with Leo Berlinghieri, the Company’s Chief Executive Officer, relating to his agreed retirement as Chief Executive Officer as of December 30, 2013. The agreement provides for the continuation of base salary payments to Mr. Berlinghieri for 12 months after December 30, 2013. Mr. Berlinghieri and his spouse shall also receive retiree medical benefits for life. Mr. Berlinghieri (or his surviving spouse) will make an annual contribution of $1,500 for these medical benefits, and will in addition pay a decreasing percentage of a portion of the costs of the benefit (from 30% to 10%) from age 62 until he reaches age 65. Mr. Berlinghieri shall also receive a payment equal to the premium for a conversion life insurance policy for one year under the Company’s life insurance program, a cash payment equal to the amount of the Company’s matching contribution had Mr. Berlinghieri continued in the 401(k) plan for one year after the termination date, and a cash payment equal to the Company’s cost of coverage for one year of long term disability insurance. Mr. Berlinghieri shall receive payment under the Company’s 2013 Management Incentive Plan on the basis of actual performance, at the same time such payment is made to executives who continue in employment, but no later than March 15, 2014.

In addition, in accordance with the terms of the supplemental retirement benefit contained in Mr. Berlinghieri’s employment agreement, upon his agreed retirement on December, 30, 2013, Mr.

Berlinghieri shall be fully vested in his supplemental retirement benefits. The benefits provide for a lump sum payment of an aggregate amount calculated based upon actuarial assumptions, payable six months after the date of termination. The benefit amount is determined based upon the actuarial equivalent value of an annuity equal to 50% of Mr. Berlinghieri’s final average compensation, which is equal to the average of his three highest years of compensation (salary plus bonus) during the 10 calendar years prior to the year of retirement. The actuarial calculations include assumptions for decreased benefit continuation for Mr. Berlinghieri‘s surviving spouse (determined as a 50% survivor annuity) in the event of Mr. Berlinghieri’s death.

The payments to Mr. Berlinghieri are subject to his execution of and compliance with customary releases, confidentiality obligations and other covenants. In particular, the separation agreement provides that Mr. Berlinghieri may not, during the term of his employment and for the period of one year after retirement, (i) engage in any competitive business or activity, (ii) work for any person who was the Company’s executive, officer or agent, or establish any business or partnership with such person that is competitive to the Company, or (iii) have any material financial interest in or be a director, officer, partner, executive or consultant to or exceed specified shareholding limitations in, any of the Company’s competitors. In addition, for a period of two years after retirement, Mr. Berlinghieri may not solicit any customer to become a customer, distributor or supplier of any other person or corporation or to cease doing business with the Company; or solicit or hire any of the Company’s employees, officers or agents to terminate such person’s employment or engagement with the Company or to work for a third party.

The Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2. Employment Agreement with Mr. Colella

On October 22, 2013, in connection with Mr. Colella’s appointment as Chief Executive Officer, the Company entered into a new employment agreement with Mr. Colella, effective as of January 1, 2014 (the “Employment Agreement”), which, when it becomes effective, will supersede his amended and restated employment agreement dated April 25, 2005, as amended (including appendices thereto), that is currently in effect between the Company and Mr. Colella (the “Original Employment Agreement”).

Under the Employment Agreement, beginning January 1, 2014, Mr. Colella’s base salary shall be $600,000, he shall be eligible to participate in the Company’s management bonus program, with a targeted goal of 100% of base salary subject to meeting performance goals to be determined by the Company’s Compensation Committee (beginning with the Company’s 2014 management incentive bonus program, when it is established), and the targeted value of Mr. Colella’s total annual long-term equity-based incentive award shall be $1,400,000 (determined when such grants are approved by the Company), subject to meeting vesting and/or performance goals to be determined by the Company’s Compensation Committee. Mr. Colella’s employment term shall be month-to-month, with termination upon 30 days’ notice by either party, or upon death, disability, or at the Company’s election if Mr. Colella fails to perform his duties or commits any act not in the best interests of the Company.

In the event Mr. Colella’s employment is terminated by the Company without cause, he shall be entitled to one year continuation of his base salary, payment of any management bonus program bonus earned for the prior calendar year but not yet paid, reimbursement for premiums he pays (if any) for continuation of life insurance for 12 months if he elects the Company’s group life insurance conversion feature, and payment for continuation of medical, dental or vision insurance for 12 months. Payment of such benefits shall be conditioned upon execution of a release by Mr. Colella and his full compliance with the restrictive covenants described below.

In the event Mr. Colella’s employment is terminated due to death or total disability, or Mr. Colella voluntarily terminates his employment (other than for “good reason”), the Company shall pay all base salary accrued through the last date of employment, plus payment of any management bonus program bonus earned for the prior calendar year but not yet paid.

In the event Mr. Colella’s employment is terminated without cause (as defined in Appendix A of the Employment Agreement) or is terminated by Mr. Colella for good reason (as defined in Appendix A of the Employment Agreement), in either case upon or at any time within two years of a change in control, Mr. Colella shall receive a lump sum payment equal to 36 months of base salary and 36 months of target bonus amount, payment of any management bonus program bonus earned for the prior calendar year but not yet paid, and continued participation in the Company’s medical, dental, vision and life plans for 36 months. In the event such payments are determined to be subject to an excise tax imposed by the Internal Revenue Code Section 4999, such payments shall be payable in full or, if applicable, reduced so that no portion of the payments is subject to the excise tax, whichever of the foregoing amounts results in receipt by Mr. Colella on an after-tax basis of the greater amount, taking into account all applicable taxes, including the penalty tax.

The Employment Agreement provides that Mr. Colella may not, during the term of his employment and for the period of one year after termination of employment (or two years in the event Mr. Colella terminates his employment other than for good reason), (i) engage in any competitive business or activity, (ii) work for any person who was the Company’s executive, officer or agent, or establish any business or partnership with such person that is competitive to the Company, (iii) give, sell or lease any competitive services or goods to any of the Company’s customers; or (iv) have any material financial interest in or be a director, officer, partner, executive or consultant to or exceed specified shareholding limitations in, any of the Company’s competitors.

Mr. Colella is also subject to non-solicitation restrictions. During the term of employment and for a period of two years after termination, Mr. Colella may not solicit any customer to become a customer, distributor or supplier of any other person or entity or to cease doing business with the Company; or solicit or hire any of the Company’s executives, officers or agents to terminate such person’s employment or engagement with the Company or to work for a third party.

In addition, the Employment Agreement continues to provide Mr. Colella the same supplemental retirement benefits as were provided under his Original Employment Agreement. The benefits vest (a) upon Mr. Colella reaching both (i) specified ages, and (ii) 25 years of service with the

Company, in each case while employed with the Company, or (b) upon his earlier death, disability, termination without cause (as defined in the employment agreements) or a qualifying termination in connection with a change in control (as defined in the agreement), and are forfeited in the event of termination for cause. When vested, subject to his execution of and compliance with customary releases, the supplemental retirement benefit provides for a lump sum payment to Mr. Colella (or in the event of his death, his spouse) of an aggregate amount calculated based upon actuarial assumptions, payable not sooner than six months after the date of termination (except in the case of death). The benefit amount is determined based upon the actuarial equivalent value of an annuity equal to 50% of Mr. Colella’s final average compensation, which is equal to the average of his three highest years of compensation (salary plus bonus) during the 10 calendar years prior to the year of retirement (or other qualifying termination). The actuarial calculations include assumptions for decreased benefit continuation (determined as a 50% survivor annuity) for Mr. Colella’s surviving spouse in the event of Mr. Colella’s death. The benefits for Mr. Colella will vest 80%, 90% and 100% in the event of Mr. Colella’s voluntary retirement at the ages of 60, 61 and 62, respectively. In the event that any payment under the supplemental retirement benefit would subject Mr. Colella to any excise taxes, interest or penalties imposed under Internal Revenue Code Section 4999, he shall receive gross-up payments for such amounts.

The Employment Agreement also continues to provide Mr. Colella and his spouse the same retiree medical benefits as were provided under his Original Employment Agreement. Accordingly, subject to his execution of and compliance with customary releases, Mr. Colella shall receive retiree medical benefits for life, in the event Mr. Colella (i) retires by at least age 62, (ii) is terminated without cause or terminates his employment for good reason, in each case within three years after a change in control, or (iii) terminates employment due to death or disability. Mr. Colella (or his surviving spouse) would pay an annual contribution of $1,500, and, in the event of his retirement between age 62 and 65, would pay a decreasing percentage of the costs of the benefit (from 30% to 10%) until he reaches age 65.

The Employment Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement between the Company and Leo Berlinghieri, dated October 22, 2013

10.2	Employment Agreement between the Company and Gerald G. Colella, dated October 22, 2013

99.1	Press Release dated October 23, 2013 announcing organizational change

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2013	MKS Instruments, Inc.

	By:	/s/ Seth H. Bagshaw
Seth H. Bagshaw, Vice President, Chief Financial Officer & Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement between the Company and Leo Berlinghieri, dated October 22, 2013

10.2	Employment Agreement between the Company and Gerald G. Colella, dated October 22, 2013

99.1	Press Release dated October 23, 2013 announcing organizational change